Press Release
Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP
INCREASES 2010 GUIDANCE

Company Also Provides Update on 2011 Projections

Tulsa, Oklahoma, August 31, 2010:  Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today provided an update on Corporate Adjusted EBITDA and fleet cost expectations for the full year of 2010.  As part of the update, the Company noted that its previously announced revenue guidance remains unchanged.

Based on solid operating performance in July and August, combined with the Company’s revised outlook for fleet costs for the balance of 2010, the Company now expects Corporate Adjusted EBITDA, excluding merger-related expenses, to be within a range of $240 million to $260 million for the full year of 2010, an increase of $40 million from the Company’s previously announced guidance range.  The Company noted that approximately half of the increase is attributable to changes in expectations for fleet costs, with the remainder resulting from continued strength in operations and ongoing cost control efforts.  The Company’s 2009 Corporate Adjusted EBITDA was $99.4 million.

The Company noted that it is lowering its estimate for vehicle depreciation per unit per month to a range of $270 to $290 for the third and fourth quarters of 2010, based on continued strength in residual values and favorable trends in vehicle disposition results.  Accordingly the Company is also lowering its fleet cost target for the full year of 2010 to a range of $230 to $240 per unit per month.

Update of 2011 Projections

The Company noted today that it was reaffirming its previously announced fleet cost estimate for 2011 of $300 to $310 per unit per month. The Company noted that it expects solid fundamentals in the used car market in 2011 as demand for used cars is expected to be firm, while supply is expected to be somewhat constrained.  The Company noted, however, that it does expect the used car market to be slightly less robust in 2011 than current market conditions, and has based its estimated 2011 fleet cost on this expectation.

The Company also noted that the 2011 projections previously made public in May of 2010 through the filing of the preliminary registration statement on Form S-4 (registration statement number 333-167085) that included a preliminary proxy statement of DTG and constituted a preliminary prospectus of Hertz, were based on fleet costs above these levels for 2011.  The Corporate Adjusted EBITDA projection previously set forth in the preliminary prospectus was $173 million.

Adjusting the previously disclosed projections to give effect only to the change in the 2011 fleet cost discussed above, Corporate Adjusted EBITDA would range from $186 million to $198 million for 2011.

About Dollar Thrifty Automotive Group, Inc.
Through its Dollar Rent A Car and Thrifty Car Rental brands, DTG has been serving value-conscious leisure and business travelers since 1950.  DTG maintains a strong presence in domestic leisure travel in virtually all of the top U.S. and Canadian airport markets, and also derives a significant portion of its revenue from international travelers to the U.S. under contracts with various international tour operators.  Dollar and Thrifty have approximately 300 corporate locations in the United States and Canada, with approximately 6,000 employees located mainly in North America.  In addition to its corporate operations, DTG maintains global service capabilities through an expansive franchise network of over 1,250 franchises in 81 countries.  For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them.  Risks and uncertainties that could materially affect future results include:

•
the impact of our pending acquisition by Hertz Global Holdings, Inc. (“Hertz”) or developments involving the proposed transaction or related matters, including, among other things, diversion of management’s attention from day-to-day operations, a loss of key personnel, disruption of our operations, an inability to obtain regulatory and stockholder approvals on the terms and schedule contemplated, and the impact of pending or future litigation relating to the proposed transaction;

•
the impact of persistent pricing and demand pressures, particularly in light of the continuing volatility in the global financial and credit markets and concerns about global economic prospects and the timing and strength of a recovery, and whether consumer confidence and spending levels will continue to improve;

•	whether ongoing governmental and regulatory initiatives in the United States and elsewhere to stimulate economic growth will be successful;
•	the impact of pricing and other actions by competitors, particularly as they increase fleet sizes in anticipation of seasonal activity;
•
our ability to manage our fleet mix to match demand and meet our target for vehicle depreciation costs, particularly in light of the significant increase in the level of risk vehicles (i.e., those vehicles not acquired through a guaranteed residual value program) in our fleet and our exposure to the used vehicle market;

•
the cost and other terms of acquiring and disposing of automobiles and the impact of conditions in the used vehicle market on our vehicle cost and our ability to reduce our fleet capacity as and when projected by our plans;

•	the timing and strength of a recovery in the U.S. automotive industry, particularly in light of our dependence on vehicle supply from U.S. automotive manufacturers;
•	the effectiveness of actions we take to manage costs and liquidity;
•	our ability to obtain cost-effective financing as needed (including replacement of asset backed notes and other indebtedness as it comes due) without unduly restricting operational flexibility;
•
our ability to comply with financial covenants or to obtain necessary amendments or waivers, and the impact of the terms of any required amendments or waivers, such as potential reductions in lender commitments;

•
our ability to manage the consequences under our financing agreements of an event of bankruptcy with respect to any of the monoline insurers that provide credit support for our asset backed financing structures;

•
the potential for significant cash tax payments in 2010 as a result of the reduction in our fleet size, our use of bonus depreciation methods and the resulting impact of our inability to defer gains on the disposition of our vehicles under our like-kind exchange program;

•	airline travel patterns, including disruptions or reductions in air travel resulting from airline bankruptcies, industry consolidation, capacity reductions and pricing actions or other events;
•	local market conditions where we and our franchisees do business, including whether franchisees will continue to have access to capital as needed;
•	volatility in gasoline prices;
•	access to reservation distribution channels;
•	disruptions in the operation or development of information and communication systems that we rely on, including those relating to methods of payment;
•
the cost of regulatory compliance, costs and other effects of potential future initiatives, including those directed at climate change and its effects, and the costs and outcome of pending litigation; and

•	the impact of natural and man-made catastrophes and terrorism.

Forward-looking statements should be considered in light of information in this press release and other filings we make with the Securities and Exchange Commission (“SEC”).

Important Information for Investors and Stockholders
This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Hertz has filed with the SEC a registration statement on Form S-4 (registration statement number 333-167085) that includes a proxy statement of DTG that also constitutes a prospectus of Hertz. The registration statement has been declared effective by the SEC, and a definitive proxy statement/prospectus has been mailed to stockholders of DTG.  A Special Meeting of Stockholders will be held at 10:00 a.m., local time, on September 16, 2010 at 10 South Dearborn Street, Plaza Level Auditorium, Chicago, Illinois 60603.

INVESTORS AND STOCKHOLDERS OF DTG ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and stockholders may obtain free copies of the proxy statement/prospectus and other documents containing important information about Hertz and DTG, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Hertz are also available free of charge on Hertz’s internet website at www.hertz.com or by contacting Hertz’s Investor Relations Department at 201-307-2100. Copies of the documents filed with the SEC by DTG are available free of charge on DTG’s internet website at www.dtag.com or by contacting DTG’s Investor Relations Department at 918-669-2119. Hertz, DTG, their respective directors and certain of their executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of DTG in connection with the proposed transaction. Information about the directors and executive officers of Hertz is set forth in its proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on April 9, 2010. Information about the directors and executive officers of DTG is set forth in its proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on April 27, 2010. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement/prospectus and will be contained in other relevant materials to be filed with the SEC when they become available.

Contacts:

Financial:
H. Clifford Buster III
Chief Financial Officer
(918) 669-3277

Investor Relations:
Kindra Marts
Director – Investor Relations
(918) 669-2119

Dollar Thrifty Automotive Group, Inc.
Non-GAAP Measures

Corporate Adjusted EBITDA means earnings, excluding the impact of the (increase) decrease in fair value of derivatives, before non-vehicle interest expense, income taxes, non-vehicle depreciation, amortization, and certain other items as recapped below.  The Company believes Corporate Adjusted EBITDA is important as it provides investors with a supplemental measure of the Company's liquidity by adjusting earnings to exclude certain non-cash items, in addition to its relevance as a measure of operating performance.  The items excluded from Corporate Adjusted EBITDA but included in the calculation of the Company's reported net income are significant components of its consolidated statement of income, and must be considered in performing a comprehensive assessment of overall financial performance.  Corporate Adjusted EBITDA is not defined under GAAP and should not be considered as an alternative measure of the Company's net income, cash flow or liquidity.  Corporate Adjusted EBITDA amounts presented may not be comparable to similar measures disclosed by other companies.

	Full Year Ended
	December 31,
	2011	2010	2009
	(in millions)
	(forecasted)	(forecasted)	(actual)

Reconciliation of Pretax Income to
Corporate Adjusted EBITDA

Pretax income	$144-$156	$194-$214	$ 81

(Increase) decrease in fair value of derivatives (a)	-	(17)	(29)
Non-vehicle interest expense	11	10	13
Non-vehicle depreciation	18	20	19
Amortization	10	8	8
Non-cash stock incentives	3	4	5
Long-lived asset impairment	-	-	2
Merger-related costs (b)	-	21	-

Corporate Adjusted EBITDA	$186-$198	$240-$260	$ 99

(a) The (increase) decrease in fair value of derivatives for 2009 represents the full year impact as previously reported. As the Company cannot estimate changes in fair value of derivatives for future periods, no amounts are included in either the pretax income or the reconciling line item for periods that have not yet been completed. Accordingly, the amounts reflected above for 2010 include actual changes in fair value of derivatives through July of 2010 only, and no amounts have been included for the full year of 2011.

(b) Merger-related costs include legal, litigation, advisory and other fees related to a potential merger transaction. These costs are added into the Company's Corporate Adjusted EBITDA reconciliation to make the 2010 period comparable with other periods presented.